Exhibit 99.1

FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE REPORTS THIRD QUARTER 2010 FINANCIAL RESULTS

Management Updates Fiscal 2010 Earnings Guidance

Secaucus, New Jersey – November 18, 2010 – The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today announced third quarter net sales of $453.4 million for the thirteen weeks ended October 30, 2010, a 2.1% decline compared to $463.2 million in the third quarter of fiscal 2009.

Comparable retail sales, which include online sales, declined 5.7% in the third quarter of fiscal 2010 compared to a decline of 1.6% the previous year. During the third quarter of fiscal 2010, comparable store sales declined 8.8% in the U.S. and 7.9% in Canada, while comparable online sales increased 33.0%.

Income from continuing operations after tax was $31.2 million, or $1.14 per diluted share, in the third quarter of fiscal 2010, including a $0.04 per share benefit resulting from the Company’s repurchase of 1.7 million shares during the quarter. In the third quarter of fiscal 2009, income from continuing operations after tax was $38.2 million, or $1.38 per diluted share.

“As we announced mid-October, third quarter sales and profits for The Children’s Place were impacted by poorly performing fashion in the back-to-school line as well as unseasonably warm temperatures,” commented Jane Elfers, President and Chief Executive Officer of The Children’s Place. “While short-term market conditions remain challenging for our business, we are making significant progress on our longer-term growth initiatives which we believe will lead to enhanced sales and profitability in 2011 and beyond.”

During the third quarter of fiscal 2010, the Company opened 28 stores.

Fiscal Year-to-Date
Net sales from continuing operations were $1,220.8 million fiscal year-to-date 2010, a 3.4% increase compared to $1,180.8 million for the same period last year. Comparable retail sales declined 1.1% fiscal year-to-date 2010 compared to a 2.7% decline last year.

Income from continuing operations after tax was $50.9 million, or $1.83 per diluted share, fiscal year-to-date 2010, including a $0.02 per share benefit from the share repurchase program announced on August 19, 2010. This compares to income from continuing operations after tax of $54.7 million, or $1.88 per diluted share, fiscal year-to-date 2009, which included several transactions that affect comparability between the years. Excluding those items that affect comparability from fiscal year-to-date 2009, adjusted income from continuing operations after tax was $47.3 million, or $1.63 per share. Adjusted income from continuing operations is a non-GAAP measure which the Company is providing as a supplemental disclosure. A reconciliation of income from continuing operations as reported is included in Table 3 of this press release.

Fiscal year-to-date, the Company has opened 62 stores and closed four.

PLCE – Third Quarter 2010 Financial Results

Share Repurchase Program
On August 19, 2010, the Company announced that the Board of Directors had authorized a share repurchase program in the amount of $100.0 million. Under the program, the Company may repurchase shares in the open market at current market prices at the time of purchase or in privately negotiated transactions. The timing and actual number of shares repurchased under the program depends on a variety of factors including price, corporate and regulatory requirements, and other market conditions, and the Company may suspend or discontinue the program at any time.

During the third quarter, the Company repurchased 1.7 million shares for approximately $80.0 million. Subsequent to the third quarter and through November 17, 2010, the Company repurchased an additional 0.2 million shares for approximately $8.5 million, which brought the year-to-date total under the share repurchase program to approximately $88.5 million.

Outlook
The Company updated its guidance for fiscal 2010 and now projects earnings per diluted share from continuing operations will be in the range of $2.78 to $2.83 for fiscal 2010, including a $0.07 per share benefit from the 1.9 million shares repurchased through November 17, 2010, down from its previous guidance of $3.08 to $3.18. The Company provided initial guidance for earnings per diluted share from continuing operations for the fourth quarter of 2010 to be in the range of $0.98 to $1.03, including a $0.07 per share benefit from the 1.9 million shares repurchased through November 17, 2010. The earnings guidance assumes negative low-single digit comparable retail sales during the fourth quarter and assumes that currency exchange rates will remain where they are today. This guidance does not include the impact of further potential share repurchases during the fourth quarter.

Conference Call Information
The Children’s Place will host a conference call to discuss its third quarter 2010 results today at 8:00 a.m. Eastern Time. The call will be broadcast live at http://investor.childrensplace.com. An audio archive will be available approximately one hour after the conclusion of the call.

About The Children’s Place Retail Stores, Inc.
The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture and sells fashionable, high-quality merchandise at value prices under the proprietary “The Children's Place” brand name. As of October 30, 2010, the Company owned and operated 1,005 stores and an online store at www.childrensplace.com.

Forward-Looking Statements
This press release (and above referenced call) may contain certain forward-looking statements regarding future circumstances, including statements relating to the Company’s positioning, and forecasts regarding earnings per diluted share for the fourth quarter and fiscal 2010. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended January 30, 2010. Included among the risks and uncertainties that could cause actual results, events and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, and the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by a downturn in the economy.  Readers (or listeners on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

CONTACT:	The Children’s Place Retail Stores, Inc.
Susan Riley, EVP, Finance & Administration, (201) 558-2400
Jane Singer, VP, Investor Relations, (201) 453-6955
(Tables Follow)

Table 1
THE CHILDREN’S PLACE RETAIL STORES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Third Quarter Ended		Year-to-Date Ended
	October 30,	October 31,	October 30,	October 31,
	2010	2009	2010	2009
Net sales	$453,395	$463,175	$1,220,829	$1,180,752
Cost of sales	271,052	261,348	745,208	707,099
Gross profit	182,343	201,827	475,621	473,653
Selling, general and administrative expenses	114,210	118,579	334,946	336,565
Asset impairment charges	354	307	2,506	1,721
Depreciation and amortization	17,738	18,170	53,562	53,258
Operating income	50,041	64,771	84,607	82,109
Interest (expense), net	(390)	(520)	(1,227)	(5,250)
Income from continuing operations before income taxes	49,651	64,251	83,380	76,859
Provision for income taxes	18,493	26,079	32,483	22,175
Income from continuing operations	31,158	38,172	50,897	54,684
Income (loss) from discontinued operations, net of income taxes	151	(389)	81	(440)
Net income	$31,309	$37,783	$50,978	$54,244

Basic earnings (loss) per share amounts
Income from continuing operations	$1.16	$1.39	$1.86	$1.90
Income (loss) from discontinued operations	0.01	(0.01)	0.00	(0.02)
Net income	$1.16	$1.38	$1.86	$1.88
Basic weighted average common shares outstanding	26,907	27,389	27,415	28,805

Diluted earnings (loss) per share amounts
Income from continuing operations	$1.14	$1.38	$1.83	$1.88
Income (loss) from discontinued operations	0.01	(0.01)	0.00	(0.02)
Net income	$1.15	$1.37	$1.84	$1.87
Diluted weighted average common shares outstanding	27,238	27,622	27,764	29,038

Note: Table may not add due to rounding

Table 2
THE CHILDREN’S PLACE RETAIL STORES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	October 30, 2010	January 30, 2010*	October 31, 2009
Assets:
Cash and investments	$172,745	$170,492	$104,364
Accounts receivable	20,945	16,910	16,739
Inventories	232,902	206,227	250,599
Other current assets	71,326	63,253	87,965
Total current assets	497,918	456,882	459,667
Property and equipment, net	317,564	312,801	311,113
Other assets, net	59,961	84,377	64,536
Total assets	$875,443	$854,060	$835,316

Liabilities and Stockholders' Equity:

Accounts payable	$79,626	$55,547	$62,612
Accrued expenses and other current liabilities	97,853	89,969	104,886
Total current liabilities	177,479	145,516	167,498

Other liabilities	118,291	119,574	114,584
Total liabilities	295,770	265,090	282,082

Stockholders' equity	579,673	588,970	553,234

Total liabilities and stockholders' equity	$875,443	$854,060	$835,316

* Derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended January 30, 2010.

Table 3
THE CHILDREN’S PLACE RETAIL STORES, INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP
(In thousands, except per share amounts)
(Unaudited)

	Third Quarter Ended		Year-to-Date Ended
	October 30, 2010	October 31, 2009	October 30, 2010	October 31, 2009
Income from continuing operations, net of income taxes	$31,158	$38,172	$50,897	$54,684
Transactions affecting comparability:
Gains:
Settlement of IRS employment tax audit related to stock options	-	(166)	-	(4,729)

Expenses:
Proxy contest fees	-	(146)	-	2,054
Prepayment of term loan expenses/deferred financing fees	-	-	-	2,390
Company restructuring fees	-	-	-	2,805
Impairment charge	-	-	-	852

Aggregate impact of transactions affecting comparability	-	(312)	-	3,372
Income tax effect	-	124	-	(1,349)
Excess foreign tax credits from repatriation of cash	-	-	-	(4,834)
Tax benefit from resolution of IRS income tax audit	-	-	-	(4,540)
Adjusted (gain) from transactions affecting comparability	-	(188)	-	(7,351)

Adjusted income from continuing operations, net of income taxes	$31,158	$37,984	$50,897	$47,333

GAAP income from continuing operations per diluted share	$1.14	$1.38	$1.83	$1.88

Adjusted income from continuing operations per diluted share	$1.14	$1.38	$1.83	$1.63

###